Exhibit 5.1

February 12, 2009
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois 60064-6400

Re: Debt Securities

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the proposed issuance from time to time of the Company’s debt securities (the “Debt Securities”).

The Debt Securities are to be issued under the Company’s indenture, to The Bank of New York Mellon Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, successor to Bank One Trust Company, N.A., as trustee, as supplemented by a Supplemental Indenture, dated February 27, 2006 (as so supplemented, the “Indenture”), with certain terms of the Debt Securities to be established by certain officers of the Company who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the “Corporate Proceedings”) relating to the issuance of the Debt Securities. We have examined or are otherwise familiar with the Restated Articles of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the registration statement pursuant to which the Debt Securities are to be registered under the Securities Act of 1933, the Corporate Proceedings and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion

Based on the foregoing, we are of the opinion that, assuming the proper execution of it by all required signatories other than the Company, the Indenture is a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale, and delivery of the Debt Securities, the Debt Securities shall be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the statements made with regard to our firm under the caption “Legal Opinions” appearing in the prospectus that is a part of the registration statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP